Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2009, with respect to our audits of the consolidated financial statements of Steven Madden, Ltd. (the “Company”) as of December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008, and our report dated March 10, 2009 on our audit of the Company’s internal control over financial reporting as of December 31, 2008 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 12, 2009.

/s/ EISNER LLP

New York, New York
July 7, 2009